UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Amarin Corporation plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Amarin Corporation plc (the “Company”) established a website, https://www.voteamarin.com/, to communicate with the Company’s shareholders regarding its solicitation of proxies from shareholders at the Company’s Special General Meeting of Shareholders to be held on February 28, 2023. Below is a press release issued by the Company on February 27, 2023, which are posted to such website. The Company has filed a definitive proxy statement (DEFC14A) and WHITE proxy card with the U.S. Securities and Exchange Commission in connection with its solicitation of proxies from shareholders. Shareholders are strongly encouraged to read such proxy statement and accompanying WHITE proxy card as they contain important information.

The following is a press release issued by the Company:

Amarin Sets the Record Straight on Sarissa’s Latest Misstatements

DUBLIN, Ireland and BRIDGEWATER. N.J., Feb. 27, 2023 (GLOBE NEWSWIRE) — Amarin Corporation plc (NASDAQ: AMRN) (“Amarin” or the “Company”) today issued the following statement in response to Sarissa’s latest misstatements regarding the Company’s management compensation:

The Amarin Board of Directors, consistent with standard public company practice and in line with its fiduciary responsibilities, authorized its management compensation plan for 2023. Contrary to Sarissa’s claims, the timing of the plan approval was in February, which is consistent with previous years. In addition, as part of this year’s compensation plan (like all prior years), all Amarin employees globally received annual performance grants. Sarissa’s comment that Karim Mikhail’s equity grants vest “solely based on the passage of time” is also another misrepresentation of the facts. Mr. Mikhail’s compensation package includes performance-based grants, which are only triggered if performance thresholds are achieved.

Sarissa also insinuates that the Board is “refusing” to release the results of the General Meeting – this is another misrepresentation of the facts. The General Meeting has not occurred yet, and Sarissa and its legal advisors both know that companies do not publicize preliminary results prior to any general meeting, consistent with SEC guidelines. The Board assures shareholders that the results of the General Meeting will be posted in a timely manner following the conclusion of the meeting.

The New Amarin is on the right track toward transforming into a global, diversified cardiometabolic player as we execute a thoughtful and practical strategic plan designed to create value now.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Amarin Contact Information

Investor Inquiries:

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449